FIRST NATIONAL BANK OF KANSAS

                            Member FDIC

                          PROMISSORY NOTE


--------------------------------------------------------------------------------------------
Principal    Loan Date    Maturity      Loan No  Call  Collateral  Account  Officer  Initials
$178,330.00  02-01-20000  2-01-2004      9001    4100     61       737755    9155
--------------------------------------------------------------------------------------------

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
--------------------------------------------------------------------------------

Borrower:  Universal Money Centers,        Lender: First National Bank of Kansas
           Inc. (TIN: 43-1242819)                  4650 College Boulevard
           6800 Squibb  Road,                      Overland Park, KS  66211
           P.O.  Box 29153
           Shawnee Mission, KS  66201
================================================================================


Principal Amount: $178,330.00 Interest Rate: 10.000%  Date of Note:
                                                            February 1, 2000



PROMISE TO PAY. Universal Money Centers, Inc. ("Borrower") promises to pay to First National Bank of Kansas ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Hundred Seventy Eight Thousand Three Hundred Thirty & 00/100 Dollars ($178,330.00), together with interest at the rate of 10.000% per annum on the unpaid principal balance from February 1, 2000, until paid in full.


PAYMENT. Borrower will pay this loan in 47 payments of $4,534.32 each payment and an irregular last payment estimated at $4,534.26. Borrower's first payment is due March 1, 2000, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on February 1, 2004, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.


PREPAYMENT; MINIMUM INTEREST CHARGE. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $7.50. Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due and may result in Borrower making fewer payments.


LATE CHARGE. If a payment is 20 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is less.


DEFAULT. Borrower will be in default if any of the following happens; (a) Borrower fails to make any payment when due. (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note or any agreement related to this Note, or in any other agreement or loan Borrower has with Lender. (c) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the Related Documents. (d) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished. (e) Borrower becomes insolvent, a receiver is appointed for any party of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (f) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender.
(g) Any guarantor does or any of the other events described in this default section occurs with respect to any guarantor of this Note. (h) A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the indebtedness is impaired. (i) Lender in good faith deems itself insecure.


LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on this Note 6,000 percentage points. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else who is not a salaried employee of Lender to help collect this Note if Borrower does not pay. Borrower will be liable for all reasonable costs incurred in the collection of this Note, including but not limited to, court costs, attorneys' fees, and collection agency fees, except that such costs of collection shall not include the recovery of both attorneys' fees and collection agency fees. This Note has been delivered to Lender and accepted by Lender in the State of Kansas. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Johnson County, the State of Kansas. This Note shall be governed by and construed in accordance with the laws of the State of Kansas.


DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $20.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower's right, title and interest in and to, Borrower's accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.


COLLATERAL.  This Note is secured by seventeen  (17) NCR  Automated
Teller Machines.


CONSENT TO LOAN PARTICIPATION. Borrower agrees and consents to Lender's sale or transfer, whether now or later, or one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy it may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset of counterclaim that it may have nor or later against Lender or against any purchaser of such a participation interest and unconditionally agree that either Lender or such purchaser may enforce Borrower's obligation under the Loans irrespective of the failure or insolvency of any holder of any interest in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interest irrespective of any personal claims or defenses that Borrower may have against Lender.


FINANCIAL STATEMENTS. The Borrower will furnish Lender with, as soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, the Borrower's Balance Sheet and Income Statement for the year ended, compiled by a CPA. All financial reports required to be provided under this Agreement shall be prepared in accordance with generally accepted accounting principles, applied on a consistent basis and certified by the Borrower as being true and correct.


ADDITIONAL COVENANT. The Borrower agrees to furnish Lender as soon as available, but no later than thirty (30) days after installation, the specific locations including street addresses, city and state of the following six (6) NCR Automated Teller Machines, Model NO. NCR 5870, ATM Serial Nos. 26545249, 26545254, 26545259, 26545262, 26545267 and 26545264 with MAS Hamilton Serial
Nos. 926405, 928589, 926474, 926480, 924958 and 927228 respectively. The
Borrower also agrees to notify the Lender within thirty (30) days when location changes occur from time to time for any ATMs as listed as collateral for this loan. The information furnished will include street addresses, city and state.


GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extent (repeatedly and for any length of time) this loan, or release any part or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.


PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.



BORROWER:

UNIVERSAL MONEY CENTERS, INC.

By: /s/ John L. Settles
    -------------------------------
    John L. Settles, President